Contact: Robert J. Powell
         423/266-2177


                             SIGNAL APPAREL PROVIDES
                   UPDATE ON ITS CHAPTER 11 BANKRTUPCY FILING


SIGNAL APPAREL COMPANY, INC. (OTCBB:SIAY) announced today that it has been unable to secure a buyer for substantially all of its business on a going concern basis. As a result, the Company is taking steps to liquidate its assets and properties in a manner designed to maximize value.

The Company also announced that it has secured limited debtor-in-possession financing for salaries and other expenses incurred in connection with the Company's liquidation of its assets and has received bankruptcy court approval for this limited "DIP" financing.

The Company also announced that it expects to lose the services of its transfer agent for its common shares in the very near future due to the Company's lack of funds to pay the transfer agents fees. In this event, there can be no assurances that an efficient mechanism to transfer record ownership of the Company's common shares will be available to its shareholders.